EXHIBIT 2.4
                                                                     -----------



Kelley A. Cornish (KC/0754)
Elizabeth McColm (EM/8532)
Ross B. Rosenfelt (RR/1911)
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Telephone:  (212) 373-3000

Attorneys for Debtors and Debtors in Possession


UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------



In re                                        Chapter 11 Case No. 03-22945 (ASH)

  THE PENN TRAFFIC COMPANY, ET AL.,
                                                  (Jointly Administered)
                                    Debtors.

--------------------------------------------


                     FINDINGS OF FACT AND CONCLUSIONS OF LAW
                      RE: ORDER AND JUDGMENT CONFIRMING THE
                  FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
             THE PENN TRAFFIC COMPANY AND ITS AFFILIATED DEBTORS AND
                 DEBTORS IN POSSESSION UNDER CHAPTER 11 OF THE
                     BANKRUPTCY CODE DATED FEBRUARY 4, 2005


                  The Penn Traffic Company ("Penn Traffic"), Dairy Dell, Inc., Penny Curtiss Baking Company, Inc., Big M Supermarkets, Inc., Sunrise Properties, Inc., Pennway Express, Inc., Big Bear Distribution Company, Commander Foods, Inc., Abbott Realty Corporation, Bradford Supermarkets, Inc., P&C Food Markets, Inc. of Vermont, P.T. Development, LLC and PT Fayetteville/Utica, LLC, the above-captioned debtors and debtors in possession (each a "Debtor," and collectively, the "Debtors"), having filed voluntary petitions for relief under the provisions of chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on May 30, 2003 (the "Petition Date"); and the

Debtors having filed their First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code with this Court on February 4, 2005 (as amended in certain technical respects, the "Plan"); and the Debtors having filed the Disclosure Statement with respect to Debtors' First Amended Joint Plan of Reorganization with this Court on February 4, 2005 (the "Disclosure Statement"); and the Court having approved the Disclosure Statement by Order dated February 4, 2005 (the "Disclosure Statement Approval Order"); and the Court having approved certain Solicitation and Voting Procedures on the Plan by Order dated February 7, 2005 (the "Voting Procedures Order"); and the Court having fixed March 9, 2005, as the last date for voting on the Plan (the "Voting Deadline") and March 14, 2005, as the last date for filing objections to the Plan (the "Objection Deadline"); and the Court having scheduled a hearing to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code (the "Confirmation Hearing") for March 17, 2005; and due notice of the Voting Deadline, the Objection Deadline and the Confirmation Hearing having been given to the Debtors' creditors, equity security holders and other parties in interest in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); and the Court having found that the Disclosure Statement and the Plan were transmitted to all or substantially all of the Debtors' impaired creditors entitled to vote on the Plan; and upon the Affidavits of Mailing of Justin O'Keefe of Morrow & Co., Inc. dated February 11, 2005 (Docket Nos. 1694 and 1695) and Affidavits of Mailing of Raj Cyril of Apple Direct Mail Services Ltd. dated February 15, 2005 (Docket No. 1720) and February 18, 2005 (Docket Nos. 1721, 1722, 1723 and 1724) and the Affidavit of Mailing of Muhammed Habib of Donlin, Recano & Company, Inc. dated February 10,


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

2005 (Docket No. 1685) (together, the "Mailing Declarations"); and upon the Declaration of William B. Murphy, Associate Director of Restructuring of the Debtors, in Support of Confirmation of the Debtors' First Amended Joint Plan of Reorganization of The Penn Traffic Company and Its Affiliated Debtors and Debtors in Possession Under Chapter 11 of the Bankruptcy Code dated February 4, 2005 (the "Murphy Declaration"); and upon the Declaration of Jeffrey Hornstein in Support of Confirmation of the First Amended Joint Plan of Reorganization of The Penn Traffic Company and Its Affiliated Debtors and Debtors in Possession Under Chapter 11 of the Bankruptcy Code dated February 4, 2005 (the "Hornstein Declaration"); and upon the Declaration of Ronald Howard Certifying the Ballots Accepting or Rejecting the Debtors' First Amended Joint Plan of Reorganization Dated February 4, 2005 (the "Howard Declaration"); and upon the Verification of Holly O'Hora of Publication in USA Today of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization (Docket No.1716) (the "O'Hora Declaration"); and upon the Certification of Arlene Moller of Publication in The New York Times of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization of (Docket No. 1715) (the "Moller Declaration"); and upon the Declaration of Kelly Walker of Publication in The Wall Street Journal of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization (Docket No.
1719) (the "Walker Declaration"); and upon the Declaration of Beth Damron of Publication in The Columbus Dispatch of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization (Docket No. 1717 ) (the "Damron Declaration"); and upon the Declaration of Diane B. Scaffido of Publication in The Post-Standard of Notice of

Hearing to Consider Confirmation of the Debtors' First Amended Joint Plan of Reorganization (Docket No.1718 ) (the "Scaffido Declaration"); and upon the Certification of Linda Smith of Publication in The Courier-Express, Dubois, Pennsylvania of Notice of Hearing to Consider Confirmation of Debtors' First Amended Joint Plan of Reorganization (Docket No.1727) (the "Smith Declaration"); and the following objections having been filed: (i) Limited Objection by COR Route 5 Company, LLC to Debtors' First Amended Joint Plan of Reorganization (Docket No. 1800); (ii) Objection of ACE American Insurance Co. and Pacific Employers Insurance Co. to Confirmation of Amended Plan (Docket No. 1817); (iii) Objections of Certo Bros. Dist. Co., Fingar Lakes Bottling Co., Inc., Arthur R. Gren Co., Inc., Lake Beverage Corp., McCraith Bev., Inc., Onondaga Beverage Corp., Owasco Beverage, Inc., John G. Ryan, Inc., T.J. Sheehan Dist., Inc., Tri-Valley Bev., Inc., B.E. Wright Dist. Corp., C.H. Wright Dist. Corp. and Sanzone Dist. Co., Inc. to the First Amended Joint Plan of Reorganization of The Penn Traffic Company and Its Affiliated Debtors and Debtors In Possession Under Chapter 11 of the Bankruptcy Code; (iv) Limited Objection to the Debtors' Plan and Statement of Cure Amounts Owed to the GBR Landlords (Docket No. 1766); (v) Cure Statement of New Plan Excel Realty Trust and Levin Management Corporation in Response to Schedules 3.1 and 3.2 of the Debtors' First Amended Joint Plan of Reorganization (Docket No. 1772); (vi) Objection to Cure Amounts Designated by Debtor for Hornell Associates, LLC and Potsdam Associates as Lessors Under Unexpired Leases Sought to be Assumed Under Debtors' Plan (Docket No. 1773);
(vii) Lakewood Village Center Company, BG Southside, LLC and Widewaters Pierce Drive Association's Limited Objection to Debtors' First Amended Plan of Reorganization and

Statement of Cure Amounts (Docket No. 1782); and (viii) Objection of Miracle Mile Realty, LLC to Cure Amount Designated by Debtors with Respect to Unexpired Lease of Real Property in Lebanon, New Hampshire (Docket No. 1792); and all of the foregoing objections having been resolved by agreement and withdrawn; and the Confirmation Hearing having been held on March 17, 2005; and upon the record of the proceedings throughout the Cases, the Confirmation Hearing and the arguments of counsel made at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS and DETERMINES that:

         1. These findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any finding of fact shall later be determined to be a conclusion of law it shall be so deemed, and vice versa.

         2. These Findings of Fact and Conclusions of Law are being entered contemporaneously with the Order and Judgment Confirming the First Amended Joint Plan of Reorganization of The Penn Traffic Company and its Affiliated Debtors and Debtors in Possession Under Chapter 11 of Bankruptcy Code Dated February 4, 2005 and Granting Related Relief (the "Confirmation Order"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Confirmation Order or the Plan, as applicable.

         3. This Court has jurisdiction over the Plan and Confirmation of the Plan pursuant to 28 U.S.C. ss.ss. 157 and 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(C). Venue of the Debtors' chapter 11 cases is proper pursuant to 28 U.S.C. ss. 1408 and 1409.

         4. This Court takes judicial notice of the docket of the Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Cases, including, without limitation, the hearing to consider the adequacy of the Disclosure Statement.

         5. In accordance with applicable sections of the Bankruptcy Code and the Bankruptcy Rules, including, but not limited to, Bankruptcy Rules 2002, 3017 and 3020, due notice of the Confirmation Hearing and the opportunity to object to confirmation of the Plan was given to the Debtors' creditors, equity security holders and other parties-in-interest.

         6. In accordance with Bankruptcy Rule 3017(d) and the Disclosure Statement Approval Order, and as set forth in the Howard Declaration, copies of the Plan, the Disclosure Statement, the Disclosure Statement Approval Order, the Voting Procedures Order, a Ballot or Ballots for voting on the Plan and a Notice of Hearing to Consider Confirmation of the Plan (the "Confirmation Hearing Notice" and, together with the Plan, the Disclosure Statement, the Disclosure Statement Approval Order and the applicable Ballot(s), the "Solicitation Packages") were transmitted to holders of Claims in Classes 3 and 4 under the Plan (collectively, the "Voting Classes").

         7. In accordance with Bankruptcy Rule 3017(d) and the Disclosure Statement Approval Order, and as set forth in the Mailing Declarations, a copy of the

Confirmation Hearing Notice was transmitted to holders of Claims and Interests in Classes 1, 2, 3, 4, 5 and 6 under the Plan and to all other parties-in-interest.

         8. In accordance with Bankruptcy Rule 3017(d) and the Disclosure Statement Approval Order, and as set forth in the respective Walker Declaration, O'Hora Declaration, Moller Declaration, Damon Declaration, Scaffido Declaration and Smith Declaration, the Debtors published a form of notice concerning the Confirmation Hearing, the Voting Deadline and the Objection Deadline in THE WALL STREET JOURNAL (National Edition), USA TODAY (National Edition), THE NEW YORK TIMES (National Edition), THE COLUMBUS DISPATCH, THE POST-STANDARD (Syracuse) and THE COURIER EXPRESS (Dubois, Pennsylvania), in each case on or before February 17, 2005.

         9. Votes for acceptance or rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the applicable provisions of the Disclosure Statement, the Disclosure Statement Approval Order, the Voting Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

         10. All procedures used to distribute to the applicable holders of Claims, and to tabulate, the Ballots, as set forth in the Howard Declaration, were fair and appropriate and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court, the Disclosure Statement Approval Order, the Voting Procedures Order and all other applicable rules, laws and regulations.

         11. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code as more fully set forth below, by a preponderance of the evidence, which is the applicable evidentiary standard in this Court for Confirmation of the Plan.

         12. The Plan complies with the applicable provisions of the Bankruptcy Code, as required by section 1129(a)(1) of the Bankruptcy Code.

         13. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article II of the Plan designates separate classes of Claims and Interests, each of which contains only Claims and Interests that are substantially similar to the other Claims or Interests within that Class. Valid business, factual and legal reasons exist for separately classifying the various classes of Claims and Interests contained in the Plan, and such Classes do not unfairly discriminate among holders of Claims or Interests. Pursuant to sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, Article II of the Plan identifies each Class that is impaired and each Class that is unimpaired under the Plan, and specifies the treatment provided to each Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article II of the Plan provides for the same treatment of each Claim or Interest in a particular class.

         14. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and other provisions of the Plan and the Confirmation Order provide adequate means for the Plan's implementation.

         15.      In accordance with section 1123(a)(6) of the Bankruptcy Code,
Section 5.5. of the Plan provides that on the Effective Date, each of the Reorganized Debtors will have adopted its respective Amended Certificate of Incorporation, which will comply in all respects with section 1123(a)(6) of the Bankruptcy Code including, without limitation, the prohibition of the issuance of non-voting securities to the extent required by section 1123(a)(6).

         16. In accordance with section 1123(a)(7) of the Bankruptcy Code, the Plan's provisions with respect to the selection of Post-Effective Date officers and directors of the Reorganized Debtors set forth on Schedule 5.6 to the Plan ("Plan Schedule 5.6"), are consistent with the interests of the holders of Claims against and Interests in the Debtors, and with public policy.

         17. The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

         18. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan does not include any provision inconsistent with the applicable provisions of the Bankruptcy Code. The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code including, without limitation, provisions for (a) distributions to Creditors, (b) the rejection or assumption of certain executory contracts and unexpired leases, including, without limitation, those listed on Plan Schedules 3.1 and 3.2 as of the Confirmation Hearing, (c) the retention of, and right to enforce, sue on, settle or compromise (or to refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived or released under the Plan, including, without limitation, those listed on Plan Schedule 8.6, (d) the creation of a Post-Effective Date Committee pursuant to Section 5.2. of the Plan, and (e) the transactions contemplated pursuant to Section 5.4. of the Plan.

         19. Claims in Classes 1 and 2 are unimpaired under the Plan and, pursuant to section 1126(f) of the Bankruptcy Code, the votes of such holders have not been solicited as such Classes are conclusively presumed to have accepted the Plan.

         20. Claims in Classes 3 and 4 are impaired under, and entitled to vote on, the Plan.

         21. In accordance with section 1126(c) of the Bankruptcy Code and as set forth in the Howard Declaration, Class 3 has voted to accept the Plan, in that 98.3035% in amount and 89.8113% in number of the Claims in such Class that actually voted on the Plan have voted to accept the Plan.

         22. In accordance with section 1126(c) of the Bankruptcy Code and as set forth in the Howard Declaration, Class 4 has voted to accept the Plan, in that 90.6586% in amount and 90.9938% in number of the Claims in such Class that actually voted on the Plan have voted to accept the Plan.

         23. Claims in Class 5 are impaired under the Plan, are not receiving or retaining any property under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the votes of such Class were not solicited as such Class is deemed not to have accepted the Plan.

         24. Claims in Class 6 are impaired under the Plan, are not receiving or retaining any property under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, the votes of such Class were not solicited as such Class is deemed not to have accepted the Plan.

         25. The Debtors, as proponents of the Plan, have complied with the applicable provisions of title 11 of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Throughout the Cases and, specifically, in transmitting the Solicitation Packages and the Confirmation Hearing Notice, and in soliciting and tabulating votes on the Plan, the Debtors have complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including as provided or permitted by Orders of this Court.

         26. The Plan has been proposed in good faith and not by any means forbidden by law, in compliance with section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding the filing of the Cases. The Cases were filed, and the Plan was proposed, with the legitimate and honest purposes of reorganizing the Debtors' ongoing business, maximizing the value of the Debtors' estates to provide the maximum recovery to Claim holders under the circumstances, and preserving jobs of the Reorganized Debtors' employees in connection with the Debtors' post-reorganization operations.

         27. The Debtors, the DIP Lenders, the Creditors' Committee, each of the members of such committee in its capacity as an individual creditor of the Debtors and its capacity as a member of such committee, and each of the respective present or former members, officers, directors, employees, affiliates, attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing, has acted in good faith, as applicable, in connection with the management and operation of the Debtors and the formulation, negotiation, proposal and implementation of the Plan and every contract, instrument, document or other agreement related thereto.

         28. In compliance with section 1129(a)(4) of the Bankruptcy Code, all payments made or to be made by the Debtors or by any person issuing securities or acquiring property under the Plan for services or for costs and expenses in or in connection with the Cases, or in connection with the Plan and incident to the Cases prior to the Confirmation Date, have been approved by an order of the Court or are subject to the approval of the Court as reasonable.

         29. In compliance with sections 1129(a)(5)(A)(i) and (ii) of the Bankruptcy Code, the identity, affiliations and compensation of the persons proposed to serve as directors or officers of the Reorganized Debtors on the Effective Date have been fully disclosed on Plan Schedule 5.6 and the appointment to, or continuance in, such offices by such persons is consistent with the interests of the Debtors' creditors and equity security holders and with public policy.

         30. In accordance with section 1129(a)(5)(B) of the Bankruptcy Code, the Debtors have disclosed the identities of any insiders to be retained by the Reorganized Debtors and the nature of compensation for such insiders on Plan Schedule 5.6.

         31. The Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction. Accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.

         32. The Plan complies with section 1129(a)(7) of the Bankruptcy Code, in that each holder of a Claim against or Interest in the Debtors that is impaired under the Plan has accepted or is deemed to have accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. The liquidation analysis attached as Exhibit A to the Murphy Declaration, the relevant discussion in the Murphy Declaration and the evidence adduced at the Confirmation Hearing (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) either have not been controverted by other persuasive evidence or have not been challenged, (c) are based upon reasonable and sound assumptions and (d) provide a reasonable estimate of the liquidation value of the Debtors upon conversion to a chapter 7 proceeding.

         33. The Plan complies with section 1129(a)(9)(A) of the Bankruptcy Code. Except to the extent that the Plan expressly provides for a different treatment or holder of an Allowed Administrative Claim has agreed to a different treatment of such Claim, the Plan provides that each holder of an Allowed Administrative Claim shall be paid in full in Cash (a) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date) (i) in the ordinary course of business as the Claim becomes due and owing, or (ii) on the Initial Distribution Date, or (b) on such other date as the Bankruptcy Court may order.

         34. The Plan complies with section 1129(a)(9)(B) of the Bankruptcy Code. Except to the extent that the holder of any Allowed Priority Non-Tax Claim entitled to priority pursuant to sections 507(a)(3), (a)(4) or (a)(6) of the Bankruptcy Code has agreed to a different treatment of such Claim, the Plan provides that the holder of such Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

         35. The Plan complies with section 1129(a)(9)(C) of the Bankruptcy Code. Except to the extent that the holder of an Allowed Priority Tax Claim has agreed to a different treatment of such Claim, the Plan provides that each holder of an Allowed Priority Tax Claim will receive, at the Reorganized Debtors' option, either (a) on the Initial Distribution Date, Cash equal to the amount of such Allowed Priority Tax Claim or (b) Cash in six equal annual installments, together with interest thereon at the legal rate required for such Claims in chapter 11 cases, which interest shall be paid annually in arrears pursuant to section 1129(a)(9)(C) of the Code.

         36. The Plan has been accepted by impaired Classes 3 and 4, and, therefore, the Plan has been accepted by at least one class of Impaired Claims entitled to vote on the Plan, determined without including any acceptance of the Plan by any insider, in compliance with section 1129(a)(10) of the Bankruptcy Code.

         37. The Plan complies with section 1129(a)(11) of the Bankruptcy Code, in that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or the Reorganized Debtors. The projections attached as Exhibit B to the Murphy Declaration, together with the relevant discussion in the Murphy Declaration and the evidence adduced at the Confirmation Hearing, show that after the Effective Date, the Reorganized Debtors should have adequate capital to meet their ongoing obligations and will be under the control of competent management.

         38. The Plan provides for the payment of all fees payable pursuant to section 1930 of title 28 of the United States Code on or before the Effective Date, in compliance with section 1129(a)(12) of the Bankruptcy Code. The Plan further provides that all such fees payable after the Effective Date will be assumed and paid by the Reorganized Debtors.

         39. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. The Debtors are not obligated to pay any "retiree benefits" as that term is defined in section 1114(a) of the Bankruptcy Code under any of its non-union benefit plans, programs or policies, or under any of its collective bargaining agreements covering its Union Employees, except under the Fresh Side Union Contract Agreement between Penny Curtiss Baking Company Inc. and Bakery, Confectionery, Tobacco Workers and Grain Millers International Union Local 116 of Syracuse, NY affiliated with the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union AFL-CIO (the "Penny Curtiss CBA"). The Penny Curtiss CBA requires the Company to make certain payments for the purpose of providing certain retiree benefits to employees covered by the Penny Curtiss CBA. The Company is assuming and maintaining the Penny Curtiss CBA pursuant to Plan Schedule 3.2. In addition, although the Debtors maintain a program of providing retired non-union employees of their P&C Market, Quality Market, Penn Traffic and Penny Curtiss Bakery divisions with life insurance policies of $5,000, this program, by its terms, is terminable by the Debtors at their discretion and, therefore, section 1114 is inapplicable to this program.

         40. The Plan complies with section 1129(b)(1) of the Bankruptcy Code, in that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims and Interests that is impaired under, and has not accepted, the Plan. In particular, the Plan is fair and equitable with respect to Class 6. Class 6 will receive no distribution under the Plan, and there are no holders of Claims or Interests junior to Class 6. Moreover, each of Classes 3 and 4, which are senior to Class 6, are receiving distributions less than the full amount of their Claims, and no Class senior to Class 6 is receiving more than full payment on account of their Claims.

         41. The Plan satisfies section 1129(d) of the Bankruptcy Code, in that the principal purpose of the Plan is not the avoidance of taxes or the avoidance of application of Section 5 of the Securities Act of 1933 (15 U.S.C. ss. 77e).

         42. In connection with the assumption of the executory contracts and unexpired leases pursuant to Section 3.2. of the Plan, including, without limitation, those listed on Plan Schedule 3.2 (the "Assumed Contracts and Leases") as of the Confirmation Hearing, the Plan completely satisfies all requirements for the assumption of the Assumed Contracts and Leases contained in the Bankruptcy Code, including, without limitation, the requirement to cure all outstanding defaults, if any, and to provide adequate assurance of future performance under the Assumed Contracts and Leases.

         43. All releases and limitations of liability as to claims and causes of action that are embodied in the Plan, including those third-party releases in favor of non-Debtor persons and entities set forth in Section 8.5.(C) of the Plan that voluntarily were granted by creditors pursuant to the Ballots distributed in connection with soliciting votes to accept or reject the Plan, are appropriate under the circumstances and in the best interests of the Debtors and their estates.

         44. As contemplated by the Plan, the Ballots provided to each impaired Creditor voting on the Plan the opportunity not to release their claims and causes of action against non-Debtor persons.

         45. The Plan satisfies section 1125(e) of the Bankruptcy Code, in that the Debtors and their agents, representatives, attorneys and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Voting Procedures Order. The Debtors and their agents, representatives, attorneys and advisors therefore are entitled to the protections of section 1125(e) of the Bankruptcy Code and the limitations of liability set forth in Section 8.4. of the Plan.

         46. The facts set forth in paragraphs 47-51 of the Murphy Declaration supporting the substantive consolidation of all of the Debtors for purposes of voting on, and of receiving distributions pursuant to, the Plan are persuasive and credible, have not been controverted by other persuasive evidence and have not been challenged, and provide an adequate basis for the substantive consolidation of all of the Debtors as provided in the Plan.

         47. The technical modifications to the Plan set forth in decretal paragraph B of the Confirmation Order and the amendments and supplements to the Schedules and Exhibits to the Plan filed after the Voting Deadline do not materially or adversely affect or change the treatment of any Claim or Interest. Accordingly, pursuant to Rule 3019 of the Bankruptcy Rules, these modifications and amendments do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections under section 1126 of the Bankruptcy Code (except as have been obtained in writing), nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Court.

         48. The record of the Confirmation Hearing and the Cases is sufficient to support the releases, exculpations and injunctions provided for in
Article VIII of the Plan.

         49. The Court may properly retain jurisdiction over the matters set forth in Article IX of the Plan.

         50. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim.

         51. No further action of this Court or the respective directors or shareholders of the Debtors or the Reorganized Debtors will be required to authorize the Reorganized Debtors to enter into, execute and deliver, or adopt, as the case may be, the documents necessary to implement the provisions of the Plan.

Dated:     New York, New York
           March 17, 2005

                                               /s/ Adlai S. Hardin, Jr.
                                              ----------------------------------
                                              THE HONORABLE ADLAI S. HARDIN, JR.
                                               UNITED STATES BANKRUPTCY JUDGE